EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 33-54402, No. 33-54404, No. 333-94945, No. 333-37823 and No. 333-37831 on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8 and in Registration Statement No. 333-85967, No. 333-57508, No. 333-104560, No. 333-104559, No. 333-119067, No. 333-119069, No. 333-121506, No. 333-122342, No. 333-122448, and No. 333-124298, on Form S-3 of our report dated March 11, 2005, except for Notes 1, 9, 19, and 20, as to which the date is August 30, 2005, relating to the financial statements and financial statement schedules of Weingarten Realty Investors appearing in the Current Report on Form 8-K of Weingarten Realty Investors filed on August 30, 2005.

DELOITTE & TOUCHE LLP

Houston, Texas
August 30, 2005